Exhibit 99.1

Jamba, Inc. Reports Fiscal Year 2007 Revenue Increase of 17.9%, and Fourth Quarter 2007 Revenue Increase of 9.6%

Emeryville, CA — (BUSINESS WIRE) — January 10, 2008 — Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) today reported preliminary unaudited revenue, comparable store sales, and store count results for its fourth quarter and fiscal year 2007.

Fourth Quarter 2007 (4Q07), 11-week period ended January 1, 2008:

•	Preliminary unaudited total revenue of $54.5 million, an increase of 9.6% over the 12-week period ended January 9, 2007

•	Company-owned comparable store sales of (3.3%)

•	39 new store openings system-wide, bringing the total store system-wide count to 707

Fiscal Year 2007 (FY07), 51-week period ending January 1, 2008:

•	Preliminary unaudited total revenue of $317.1 million, an increase of 17.9% over the 52-week period ended January 9, 2007

•	Company-owned comparable store sales of 0.5%

•	129 new store openings system-wide

“For the year, system-wide comparable store sales increased 0.5%, representing the seventh consecutive year of positive system-wide comparable store sales,” said Don Breen, senior vice president and chief financial officer of Jamba. “We delivered solid revenue growth despite a difficult economic and operating environment, especially in our core California markets. We remain confident in our plans to grow revenue by meeting the health and nutrition needs of our customers and by bringing Jamba’s great healthy living experience to more customers throughout the country.”

Supplemental Detail (1)

	4Q06	4Q07	FY06	FY07
Revenue
—Company-owned	$47.5 mil	$52.5 mil	$258.3 mil	$305.9 mil
—Franchise	$2.3 mil	$2.0 mil	$10.8 mil	$11.2 mil
—Total	$49.7 mil	$54.5 mil	$269.0 mil	$317.1 mil
Comparable Store Sales
—Company-owned	(1.3%)	(3.3%)	(0.5%)	0.5%
—Franchise	(1.1%)	(1.8%)	1.7%	0.5%
—System	(1.2%)	(2.9%)	0.2%	0.5%
New Stores Added
—Company-owned	12	31	49	99
—Franchise	8	8	31	30
—System	20	39	80	129
Store Count
—Company-owned			373	501
—Franchise			222	206
—System			595	707

Company-owned Comparable Store Sales Detail(2)
—California	(3.0%)	(4.7%)	(1.6%)	(1.3%)
—Non-California	5.4%	1.7%	3.6%	6.5%

(1)

4Q07 had 11 weeks versus 12 weeks in 4Q06. FY07 had 51 weeks versus 52 weeks in FY06. Total revenue numbers reflect the total number of weeks in each quarter and fiscal year. Comparable store sales for 4Q07 are compared to the first 11 weeks of 4Q06, and for FY07 are compared to the first 51 weeks of FY06. Comparable store sales are calculated using sales of stores open at least thirteen full fiscal periods. Management reviews the increase or decrease in comparable store sales compared with the same period in the prior year to assess business trends and make certain business decisions.

(2)	California company-owned stores represent approximately 76% of the comparable store sales base.

About Jamba, Inc.

Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE® stores. Founded in 1990, JAMBA JUICE is the leading blender of fruit and other naturally healthy ingredients. As of the end of Fiscal Year 2007, JAMBA JUICE had 707 stores, of which 501 were company-owned and operated. For the nearest location or a complete menu including new All Fruit™ and Functional smoothies, please call: 1-866-4R-FRUIT or visit the JAMBA JUICE website at www.jamba.com. Look for Jamba’s healthy ready-to-drink Smoothies and Juicies in grocery stores in 2008.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts. Forward looking statements in this release include our ability grow revenue. Such forward-looking statements, based upon the current beliefs and expectations of Jamba, Inc.’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Jamba, Inc. is engaged; demand for the products and services that Jamba, Inc. provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company does not assume any obligation to update the information contained in this press release.

CONTACT

Investor Relations Contact:

Don Duffy/Brian Prenoveau

203-682-8200

Media Contact:

Alecia Pulman

203-682-8200